Exhibit 3.1.2

CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION

OF

BG MEDICINE, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

BG Medicine, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is BG Medicine, Inc. (the “Corporation”). The Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on February 9, 2000, under the name Health Assurance, Inc. The Certificate of Incorporation of the Corporation filed on February 9, 2000, was amended on February 17, 2000 to change the name of the Corporation to Newcogen-LS Two, Inc. and thereafter a Certificate of Amendment was filed on March 1, 2000 to change the name of the Corporation to Beyond Genomics, Inc. A Restated Certificate of Incorporation was filed on September 26, 2007 that changed the Corporation’s name to BG Medicine, Inc. Thereafter a Restated Certificate of Incorporation was filed on July 10, 2008 (“Restated Certificate of Incorporation”).

2. The Restated Certificate of Incorporation is hereby amended to increase the number of authorized shares of the Corporation’s series D convertible preferred stock, par value $0.001 per share, by 92,305 shares:

(a) By deleting the first paragraph of Article IV and replacing such deleted paragraph with the following:

“The aggregate number of shares of all classes of capital stock which the Corporation shall have authority to issue is 88,108,328 shares, consisting of:

(i)	60,000,000 shares of Common Stock, $0.001 par value per share (the “Common Stock”); and

(ii)

28,108,328 shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”), 16,017,067 shares of which shall be designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”), 2,475,247 shares of which shall be designated Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred Stock”), 2,000,000 shares of which shall be designated Series B Convertible Preferred Stock (the “Series B Preferred Stock”), 1,369,863 shares of which shall be designated Series C Convertible Preferred Stock (the “Series C Preferred Stock”), and 6,246,151 shares of which shall be designated Series D Convertible Preferred Stock (the “Series D Preferred Stock”). As used herein, the term “Preferred Stock” used without reference to the Series A Preferred Stock, the

Series A-1 Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock or the Series D Preferred Stock means the Series A Preferred Stock, the Series A-1 Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock, share for share alike and without distinction as to series, except as otherwise expressly provided or as the context otherwise requires. Also as used herein, the term “Series Stock” used without reference to the Series A Preferred Stock, the Series A-1 Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock or the Series D Preferred Stock means the Series A Preferred Stock, the Series A-1 Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock (and not the Series B Preferred Stock), share for share alike and without distinction as to series, except as otherwise expressly provided or as the context otherwise requires.”

3. Pursuant to Section 228(a) of the General Corporation Law of the State of Delaware, the holders of outstanding shares of the Corporation having no less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted, consented to the adoption of the aforesaid amendments without a meeting, without a vote and without prior notice and that written notice of the taking of such actions was given in accordance with Section 228(e) of the General Corporation Law of the State of Delaware.

4. This Certificate of Amendment to the Restated Certificate of Incorporation, as filed under Sections 242 of the General Corporation Law of the State of Delaware, has been duly authorized in accordance therewith.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Restated Certificate of Incorporation be signed by its duly authorized officer this September 21, 2009.

BG MEDICINE, INC.

By:	/s/ Pieter Muntendam
Pieter Muntendam
President and Chief Executive Officer

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